Exhibit 99.4

ENERGY TRANSFER LP

Unaudited Pro Forma Condensed Combined Financial Information

The accompanying pro forma financial statements reflect the historical financial statements of Energy Transfer LP (“ET”) and Enable Midstream Partners, LP (“Enable”) on a pro forma combined basis. On December 2, 2021, ET and Enable consummated the previously announced merger, under which Enable’s common unitholders received 0.8595 of an ET common unit in exchange for each Enable common unit (the “Enable Merger”). In addition, each outstanding Enable Series A preferred unit was exchanged for 0.0265 of an ET Series G preferred unit, and ET made a $10 million cash payment for Enable’s general partner.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2020 and for the nine months ended September 30, 2021 have been prepared to illustrate the estimated effects of the merger transactions as if the merger transactions were completed on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared to illustrate the estimated effects of the merger transactions as if the merger transactions were completed on September 30, 2021.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what ET’s financial position or results of operations actually would have been had the proposed combination between ET and Enable been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of ET.

The unaudited transaction accounting adjustments, which ET believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The pro forma financial statements have been prepared using the purchase method of accounting under the existing accounting principles generally accepted in the United States of America. ET has been treated as the acquirer in the combination for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. ET intends to complete the valuations and other studies as soon as practicable upon completion of the combination. The assets and liabilities of Enable have been measured based on various preliminary estimates using assumptions that ET believes are reasonable based on information that is currently available. Accordingly, the transaction accounting adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

In addition, the unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the completion of the merger transactions, the costs to integrate the operations of ET and Enable or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements and related notes of ET that are included in ET’s Annual Report on Form 10-K for the year ended December 31, 2020 and ET’s Quarterly Report on Form 10-Q for the period ended September 30, 2021 and the historical consolidated financial statements and related notes of Enable that are incorporated by reference into this Form 8-K.

ENERGY TRANSFER LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2021

(in millions)

	ET Historical	Enable Historical	Enable Merger Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$313	$36	$—		$349
Accounts receivable, net	6,437	384	(13	) a	6,808
Accounts receivable from related companies	63	9	—		72
Inventories	1,811	43	—		1,854
Income taxes receivable	42	—	—		42
Derivative assets	57	3	—		60
Other current assets	326	61	—		387

Total current assets	9,049	536	(13)		9,572
Property, plant and equipment, net	74,271	10,611	(3,228	) b	81,654
Investments in unconsolidated affiliates	2,958	76	—		3,034
Lease right-of-use assets, net	829	23	—		852
Other non-current assets, net	1,722	42	—		1,764
Intangible assets, net	5,474	492	(150	) b	5,816
Goodwill	2,395	—	—		2,395

Total assets	$96,698	$11,780	$(3,391)		$105,087

ENERGY TRANSFER LP

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2021

(in millions)

	ET Historical	Enable Historical	Enable Merger Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$5,707	$220	$(13	) a	$5,914
Accounts payable to related companies	—	2	—		2
Derivative liabilities	205	41	—		246
Operating lease current liabilities	46	4	—		50
Accrued and other current liabilities	3,198	232	—		3,430
Current maturities of long-term debt	678	800	(800	) e	678

Total current liabilities	9,834	1,299	(813)		10,320
Long-term debt, less current maturities	44,793	3,154	1,133	b, e	49,080
Non-current derivative liabilities	187	—	—		187
Non-current operating lease liabilities	799	22	—		821
Deferred income taxes	3,683	4	—		3,687
Other non-current liabilities	1,270	68	—		1,338
Commitments and contingencies
Redeemable noncontrolling interests	783	—	—		783
Equity:
Limited partners
Common unitholders	21,726	6,848	(3,721	) b	24,853
Preferred unitholders	5,671	362	8	b	6,041
General partner	(5)	—	—		(5)
Accumulated other comprehensive income (loss)	19	(2)	2	b	19

Total partners’ capital	27,411	7,208	(3,711)		30,908
Noncontrolling interests	7,938	25	—		7,963

Total equity	35,349	7,233	(3,711)		38,871

Total liabilities and equity	$96,698	$11,780	$(3,391)		$105,087

ENERGY TRANSFER LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2021

(in millions, except per share data)

	ET Historical	Enable Historical	Enable Merger Transaction Accounting Adjustments		Pro Forma Combined
REVENUES	$48,760	$2,713	$(330	) a	$51,143
COSTS AND EXPENSES:
Costs of products sold	35,641	1,510	(330	) a	36,821
Operating expenses	2,585	267	—		2,852
Depreciation, depletion and amortization	2,837	313	(74	) c	3,076
Selling, general and administrative	583	89	—		672
Impairment losses	11	—	—		11
Other	—	52	—		52

Total costs and expenses	41,657	2,231	(404)		43,484

OPERATING INCOME	7,103	482	74		7,659
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(1,713)	(125)	—		(1,838)
Equity in earnings of unconsolidated affiliates	191	5	—		196
Losses on extinguishment of debt	(8)	—	—		(8)
Gains on interest rate derivatives	72	—	—		72
Other, net	45	7	—		52

INCOME BEFORE INCOME TAX EXPENSE	5,690	369	74		6,133
Income tax expense	234	—	—		234

NET INCOME	$5,456	$369	$74		$5,899

NET INCOME PER COMMON UNIT:
Basic	$1.61	$0.78			$1.55	f

Diluted	$1.60	$0.76			$1.54	f

ENERGY TRANSFER LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in millions, except per share data)

	ET Historical	Enable Historical	Enable Merger Transaction Accounting Adjustments		Pro Forma Combined
REVENUES	$38,954	$2,463	$(188	) a	$41,229
COSTS AND EXPENSES:
Costs of products sold	25,487	965	(188	) a	26,264
Operating expenses	3,218	418	—		3,636
Depreciation, depletion and amortization	3,678	420	(99	) c	3,999
Selling, general and administrative	711	98	—		809
Impairment losses	2,880	28	(28	) d	2,880
Other	—	69	—		69

Total costs and expenses	35,974	1,998	(315)		37,657

OPERATING INCOME	2,980	465	127		3,572
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(2,327)	(178)	—		(2,505)
Equity in earnings of unconsolidated affiliates	119	15	—		134
Impairments of investments in unconsolidated affiliates	(129)	(225)	—		(354)
Losses on extinguishment of debt	(75)	—	—		(75)
Losses on interest rate derivatives	(203)	—	—		(203)
Other, net	12	6	—		18

INCOME BEFORE INCOME TAX EXPENSE	377	83	127		587
Income tax expense	237	—	—		237

NET INCOME	$140	$83	$127		$350

NET INCOME (LOSS) PER COMMON UNIT:
Basic	$(0.24)	$0.12			$(0.15	) f

Diluted	$(0.24)	$0.12			$(0.15	) f

ENERGY TRANSFER LP

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Tabular dollar and unit amounts, except per unit data, are in millions)

a.	To eliminate intercompany transactions and balances between ET and Enable.

b.

To record the impacts of applying the purchase method of accounting to the merger transactions. These transaction accounting adjustments are based on management’s preliminary estimates, which may change prior to the completion of the final valuation. The calculation of the estimated purchase price or the estimated fair values ultimately recorded for assets and liabilities may differ materially from those reflected in the unaudited pro forma condensed combined balance sheet, and any such changes could cause our actual results to differ materially from those presented in the unaudited pro forma condensed combined statements of operations.

The following table summarizes the assumed allocation of the purchase price among the assets acquired and liabilities assumed:

Current assets	$536
Property, plant and equipment, net	7,383
Investments in unconsolidated affiliates	76
Lease right-of-use assets, net	23
Other non-current assets	42
Intangible assets, net	342

8,402

Current liabilities	(1,299)
Long-term debt, less current maturities	(3,487)
Non-current operating lease liabilities	(22)
Deferred income taxes	(4)
Other non-current liabilities	(68)
Noncontrolling interests	(25)

(4,905)

Total consideration	$3,497

Total consideration of approximately $3.5 billion is calculated as follows:

•

the estimated fair value of ET common units to be issued is $3.12 billion, based on the assumed issuance of 374.6 million ET common units (435.9 million Enable common units outstanding multiplied by the exchange rate of 0.8595), multiplied by the closing price of ET common units of $8.32 as of December 2, 2021; plus

•

the assumed fair value of $370 million of Enable preferred units (14.5 million Enable preferred units outstanding multiplied by the assumed fair value $25.50 per unit, which is based on the redemption price of the preferred units); plus

•	$10 million, which is the cash payment to be made for Enable’s general partner interest.

c.

To record depreciation and amortization adjustments related to estimated fair values recorded in purchase accounting. Depreciation expense is estimated based on a weighted average useful life of 37 years. Amortization is estimated based on a weighted average life of 14 years for intangible assets.

d.

To reverse impairments of property, plant and equipment and goodwill recorded by Enable in 2020 due to the assumed fair value adjustments to be recorded in purchase accounting, including the write-down of property, plant and equipment and the elimination of goodwill.

e.	To reflect the repayment of $800 million of Enable term loan borrowings upon closing, as required by the term loan agreement, utilizing proceeds from borrowings under ET’s revolving credit facility.

f.	Pro forma income (loss) per common unit is calculated as follows:

	Nine Months Ended September 30, 2021			Year Ended December 31, 2020
	ET Historical	Transaction Accounting Adjustments	Pro Forma	ET Historical	Transaction Accounting Adjustments	Pro Forma
Net income	$5,456	$443	$5,899	$140	$210	$350
Less: Net income attributable to redeemable noncontrolling interests	37	—	37	49	—	49
Less: Net income (loss) attributable to noncontrolling interests	870	2	872	739	(5)	734

Income (loss) attributable to partners	4,549	441	4,990	(648)	215	(433)
Less: General partner’s interest in net income (loss)	5	(1)	4	(1)	1	—
Less: Preferred unitholders’ interest in net income	185	21	206	—	27	27

Income (loss) available to common unitholders	$4,359	$421	$4,780	$(647)	$187	$(460)

Basic income (loss) per common unit:
Weighted average common units outstanding	2,704.0	376.5	3,080.5	2,695.6	375.6	3,071.2

Basic income (loss) per common unit	$1.61		$1.55	$(0.24)		$(0.15)

Diluted income (loss) per common unit:
Income (loss) available to common unitholders	$4,359	$421	$4,780	$(647)	$187	$(460)
Dilutive effect of equity-based compensation to subsidiaries (1)	2	—	2	—	—	—

Diluted income (loss) available to common unitholders	$4,361	$421	$4,782	$(647)	$187	$(460)

Weighted average common units	2,704.0	376.5	3,080.5	2,695.6	375.6	3,071.2
Dilutive effect of unvested unit awards	14.4	0.9	15.3	—	—	—

Weighted average common units, assuming dilutive effect of unvested unit awards	2,718.4	377.4	3,095.8	2,695.6	375.6	3,071.2

Diluted income (loss) per common unit	$1.60		$1.54	$(0.24)		$(0.15)

(1)	Dilutive effects are excluded from the calculation for periods where the impact would have been antidilutive.